Exhibit 10.12
Kvaerner Chemetics Building
1818 Cornwall Street
Vancouver, British Columbia
Purchase and Sale Agreement
Between
2725312 Canada Inc.
And
Lululemon Athletica Canada Inc.
December 22, 2010

Table of Contents

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	General Principles	4
1.3	Schedules	6

ARTICLE 2 PURCHASE AND SALE		6

2.1	Agreement of Purchase and Sale	6
2.2	Purchase Price	6
2.3	Payment of Purchase Price	6
2.4	Investment of Deposit	6
2.5	Application of Deposit	7

ARTICLE 3 COMPLETION, POSSESSION AND ADJUSTMENTS		7

3.1	Completion	7
3.2	Possession	8
3.3	Adjustments	8
3.4	Risk	10

ARTICLE 4 VENDOR’S COVENANTS, REPRESENTATIONS AND WARRANTIES		10

4.1	Basic Covenants	10
4.2	Vendor’s Representations and Warranties	13
4.3	Survival of Representations	16
4.4	Indemnity	16
4.5	Estoppel Certificates	16
4.6	Lease Changes	17
4.7	Service Contract Changes	17

ARTICLE 5 PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS		18

5.1	Purchaser’s Representations and Warranties	18
5.2	As Is — Where Is	18
5.3	Purchaser’s Covenants	19
5.4	Service Contracts	20
5.5	Indemnity	20
5.6	Environmental and Physical Condition — Release	20
5.7	Survival of Representations	21

ARTICLE 6 CONDITIONS PRECEDENT		21

6.1	Purchaser’s Conditions	21
6.2	Waiver and Satisfaction	22

(ii)

ARTICLE 7 PREPARATION OF CLOSING DOCUMENTS		22

7.1	Delivery of Closing Documents by the Vendor	22
7.2	Delivery of Closing Documents by Purchaser	23
7.3	Preparation of Closing Documents	23

ARTICLE 8 CLOSING PROCEDURE		23

8.1	Payment in Trust	23
8.2	Registration	24
8.3	Closing	24
8.4	Concurrent Requirements	24
8.5	Discharge of Encumbrances by Vendor	24
8.6	Closing Deliveries	25
8.7	Election	25

ARTICLE 9 MISCELLANEOUS		25

9.1	Time	25
9.2	No Waiver	25
9.3	Tender	26
9.4	Fees and Expenses	26
9.5	Harmonized Sales Tax	26
9.6	Commission	26
9.7	Entire Agreement	27
9.8	Amendment	27
9.9	Further Assurances	27
9.10	No Merger	27
9.11	Notices	27
9.12	Assignment	29
9.13	No Partnership	29
9.14	Confidentiality	29
9.15	Counterparts	29
9.16	Binding Effect	30
9.17	Execution by Electronic Means	30

SCHEDULE A LANDS AND PERMITTED ENCUMBRANCES		A-1

SCHEDULE B ESTOPPEL CERTIFICATE		B-1

Purchase and Sale Agreement
This Agreement dated for reference December 22, 2010
Between:
2725312 Canada Inc.
Suite 1800 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1B1
(the “Vendor”)
And:
Lululemon Athletica Canada Inc.
1818 Cornwall Avenue
Vancouver, British Columbia
V6J 1C7
(the “Purchaser”)
Witnesses That Whereas:
A.     The Vendor is the legal and beneficial owner of the Lands (hereinafter defined); and
B.     The Vendor has agreed to sell and the Purchaser has agreed to purchase the Purchased Property (hereinafter defined) on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Vendor and the Purchaser covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions.

The following terms have the following meanings unless the subject matter or context otherwise requires:
(a)	“Architect” means an independent professional architect engaged by the Vendor from time to time in connection with this Agreement;
(b)	“Business Day” means a day which is not a Saturday, Sunday or statutory holiday (as defined in the Employment Standards Act (British Columbia)) in British Columbia;
(c)	“City” means the City of Vancouver;
(d)	“Completion Date” means that day which is 30 days after the satisfaction or waiver of the Purchaser’s Conditions;
(e)	“Conditions Removal Date” means 5:00 p.m. (Vancouver time) on February 18, 2011;

(f)	"Confidential Information” means the confidential information set forth in section 9.14;

(g)	“Delivery Materials” means all information and material delivered to or otherwise made available to the Purchaser pursuant to subsections 4.1(b) and (c);
(h)	“Deposit” means, collectively, the amounts paid by the Purchaser pursuant to subsections 2.3(a) and (b);
(i)	“Effective Date” means December 22, 2010;
(j)	“Environment” means humans, animals, plants and other living organisms and all components of the earth, including air, land, soil, water (including surface and underground water) and all other external conditions or influences under which humans, animals, plants and other living organisms, live or are developed, and the interacting natural systems that include any of the components referred to in this definition;
(k)	“Environmental Laws” means all applicable common laws, statutes, regulations, rules, standards, codes, protocols, policies, guidelines and bylaws of, or issued by or under the direction or authority of, any Governmental Authority relating to or in respect of the protection of the Environment or in respect of Hazardous Substances including the Fisheries Act (Canada), the Canadian Environmental Protection Act (Canada), the Transportation of Dangerous Goods Act (Canada) and the Environmental Management Act (British Columbia);
(l)	“Equipment” means all the chattels, personal property, goods, equipment, inventory and supplies used by the Vendor or anyone on the Vendor’s behalf in connection with the operation, use, enjoyment, maintenance or management of the Lands, provided however that the Equipment must be owned by the Vendor or otherwise be subject to a conditional sale agreement in favour of the Vendor as of the Effective Date;
(m)	“Estoppel Certificates” means a certificate substantially in the form set out in Schedule B addressed to the Purchaser and such other Persons as the Purchaser requires or in any other form or forms which may be required or specified under the terms of any of the Leases;
(n)	“Governmental Authority” means any federal, provincial, regional, municipal or local government, government authority, office or official having jurisdiction or other political subdivision of any of them, or any entity, authority, agency or court or person exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any such government, government authority, office or official having jurisdiction or other political subdivision thereof;
(o)	“Hazardous Substance” means any substance, material or thing or combination of substances, materials or things which could cause an adverse effect on, or which is dangerous or detrimental or potentially dangerous or detrimental to, any part of the Environment, including a substance, material or thing included in or containing components included in the definition or meaning of “biomedical waste”, “contaminant”, “dangerous good”, “deleterious substance”, “hazardous product”, “nutrient”, “pollutant”, “reportable substance”, “Special Waste” or “toxic substance” or any variation of any such term, in any Environmental Law or which is prohibited, controlled or regulated under any Environmental Law and, in respect of the foregoing, is found in a material or relevant concentration for the purpose of any Environmental Laws;

(p)	“HST” has the meaning set forth in section 9.5;
(q)	“HST Certificate” has the meaning set forth in section 9.5;
(r)	“Lands” means that real property legally described in Schedule A, together with all buildings, improvements (including parking structures) and fixtures thereon and all rights and benefits appurtenant thereto (for greater certainty, such appurtenant rights and benefits include the Leases);
(s)	“Leases” means every written agreement, pursuant to which any person has any interest in the Lands in the nature of a tenancy or a right to occupy premises, including any modification or extension thereof, and “Lease” means any of such Leases;
(t)	“LTO” means the Lower Mainland Land Title Office;
(u)	“Lululemon Lease” means the lease dated May 21, 2010, as amended from time to time, between the Vendor, as landlord, and the Purchaser, as tenant, in respect of the Lands;
(v)	“Order” means any written directive, decision, order, notice including a notice of litigation or proceeding, letter or other written communication, that requires the taking of any measures or actions or refraining from taking any measures or actions, issued or made by any Governmental Authority under any Environmental Law;
(w)	“Other Leases” means the Leases, excluding the Lululemon Lease;
(x)	“Other Tenants” means the Tenants, excluding the Purchaser, as tenant under the Lululemon Lease;
(y)	“Parties” means, collectively, the Vendor and the Purchaser and “Party” means either of the Vendor or the Purchaser;
(z)	“Permitted Encumbrances” means the Leases and the legal notations, charges, liens and interests listed in Schedule A attached hereto (except for any Leases listed in Schedule A that pertain to premises that are no longer occupied by the applicable Tenant), including any agreements entered into by the Vendor in accordance with sections 4.5 and 4.6 and any other tenancy agreements, agreements, charges, liens, or encumbrances expressly permitted in writing by the Purchaser prior to the Completion Date;

(aa)	“Person” includes a firm, corporation or other entity;

(bb)	“Purchase Price” means the amount set out in section 2.2;

(cc)	“Purchased Property” means the Lands, the Leases, the Equipment, those of the Service Contracts which are assigned to the Purchaser with effect on the Completion Date pursuant to this Agreement, and all other rights and benefits to be granted or transferred to the Purchaser under this Agreement;

(dd)	“Purchaser” means lululemon athletica canada inc.;

(ee)	"Purchaser’s Conditions” means the conditions precedent set forth in subsections 6.1(a) and 6.1(b);

(ff)	“Purchaser’s Solicitors” means the Vancouver office of McCarthy Tétrault LLP;

(gg)	“Quantity Surveyor” means an independent quantity surveyor approved by the Purchaser, acting reasonably, and retained by the Vendor for the purposes of section 3.4;

(hh)	“Release” includes releasing, spilling, leaking, pumping, pouring, flowing, depositing, emitting, emptying, discharging, escaping, leaching, disposing and dumping and includes all matters included in the words “introduce waste into the environment” in the Environmental Management Act (British Columbia), the word “deposit” in the Fisheries Act (Canada) or the word “release” in the Canadian Environmental Protection Act (Canada), in each case as in force on the date of this Agreement;

(ii)	“Replacement Estoppel Certificates” has the meaning set forth in section 4.5;

(jj)	"RJC Report” has the meaning set forth in section 4.1(b)(iv);

(kk)	“Service Contracts” means all written agreements entered into by or on behalf of the Vendor with respect to the furnishing of supplies or services to the Lands or with respect to the management or operation of the Lands (including agreements with parking facility operators, janitors, building managers and other management or maintenance personnel);

(ll)	“Statement of Adjustments” has the meaning set forth in subsection 3.3(c);

(mm)	“Tenants” means all persons holding an interest in the Lands pursuant to the Leases and “Tenant” means any of such Tenants;

(nn)	“Tenant Receivables” has the meaning set forth in subsection 3.3(f);

(oo)	“Transfer” means the Freehold Transfer delivered to the Purchaser’s Solicitors pursuant to subsection 7.1(a);

(pp)	“Vendor” means 2725312 Canada Inc.; and

(qq)	“Vendor’s Solicitors” means the Vancouver office of Stikeman Elliott LLP.
1.2	General Principles.

For the purposes of this Agreement:
(a)	“this Agreement” means this Agreement, including the Schedules hereto, as the same may be supplemented or amended and in effect from time to time;
(b)	any reference in this Agreement to a section, subsection, paragraph, subparagraph or Schedule is a reference to the appropriate section, subsection, paragraph, subparagraph or Schedule in or to this Agreement;
(c)	if any provision of this Agreement or any part hereof is found or determined to be invalid it will be severable and severed from this Agreement and the remainder of this Agreement will be construed as if such invalid provision or part had been deleted from this Agreement;

(d)	this Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of British Columbia, which will be deemed to be the proper law hereof, and the courts of British Columbia will have the non-exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connected with this Agreement and the validity, existence and enforceability hereof;
(e)	the headings used in and the organization of this Agreement are solely for convenience of reference and will not in any way affect, limit, amplify or modify the terms hereof and will not be construed in any way to be part of this Agreement in the interpretation hereof;
(f)	the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, section, subsection, paragraph, subparagraph or other subdivision or Schedule hereof;
(g)	the word “including”, when following any general statement, term or matter, will not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but will be construed to refer to all other items or matters that could reasonably fall within the scope of such general statement, term or matter, whether or not non-limiting language (such as “without limitation”, “but not limited to” or words of similar import) is used with reference thereto;
(h)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the word “to” and “until” each mean “to but excluding”;
(i)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa;
(j)	any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statutes or any regulations that may be passed which have the effect of supplementing or superseding such statutes or regulations;
(k)	all references to monetary amounts in this Agreement are references to Canadian dollars; and
(l)	any reference herein to “the knowledge of the Vendor”, “the awareness of the Vendor” or “aware” (with reference to the Vendor) will mean the actual knowledge of Chrystal Burns, Director, Investment Management and John Purcell, Senior Vice President & Portfolio Manager, both of Bentall Kennedy (Canada) LP. For greater certainty, and in furtherance of the “as is-where is” basis of this transaction, neither the Vendor, Ms. Burns nor Mr. Purcell will be required to conduct or initiate any investigations or inquiries of any kind whatsoever or to commission any independent or internal studies, investigations or reports in connection with the Purchased Property or any matters contemplated by or otherwise dealt with in this Agreement, except that each of Ms. Burns and Mr. Purcell will consult with such asset managers, portfolio managers and leasing managers within Bentall Kennedy (Canada) LP as may be reasonably necessary to ensure that they are fully informed regarding the matter that is qualified by the “awareness” or “knowledge” of the Vendor.

1.3	Schedules.

The following are the Schedules to this Agreement, each of which is an integral part hereof:

Schedule A	Lands and Permitted Encumbrances
Schedule B	Estoppel Certificate
ARTICLE 2
PURCHASE AND SALE
2.1	Agreement of Purchase and Sale.

Subject to the terms and conditions of this Agreement and based on the warranties and representations herein contained, the Vendor agrees to sell and the Purchaser agrees to purchase the Purchased Property on the Closing Date for the Purchase Price, all on an “as is-where is” basis.

2.2	Purchase Price.

The Purchase Price for the Purchased Property will be $65,000,000, exclusive of HST. The Parties will use reasonable efforts to agree prior to the Completion Date on an allocation of the Purchase Price among the Purchased Property. However, the Parties acknowledge and agree that failure to agree on such an allocation prior to the Completion Date will neither confer on any Party the right to terminate this Agreement nor result in the termination of this Agreement.

2.3	Payment of Purchase Price.

The Purchase Price for the Purchased Property will be paid as follows:
(a)	as to $1,000,000, by payment of such amount by the Purchaser to the Purchaser’s Solicitors, in trust, and as a stakeholder under the Real Estate Services Act, within two (2) Business Days after the Effective Date;
(b)	as to $14,000,000, by payment of such amount by the Purchaser to the Purchaser’s Solicitors, in trust, and as a stakeholder under the Real Estate Services Act, within two (2) Business Days after the satisfaction or waiver of the Purchaser’s Conditions; and
(c)	as to the balance of the Purchase Price (subject to the adjustments made pursuant to section 3.3), by payment of such amount by the Purchaser to the Vendor pursuant to Article 8.
2.4	Investment of Deposit.

The Deposit will be invested by the Purchaser’s Solicitors in an interest-bearing trust account or certificate of deposit as approved by the Purchaser, with interest for the account of the Purchaser unless the Deposit and interest is paid to the Vendor pursuant to paragraph 2.5(a)(ii).

2.5	Application of Deposit.

The amount paid at any time on account of the Deposit will be:
(a)	paid to the Vendor:
(i)	on the Completion Date on account of the Purchase Price, if the Vendor and the Purchaser complete the sale and purchase of the Purchased Property on the Completion Date; or
(ii)	together with interest earned thereon, upon the default of the Purchaser in completing the purchase of the Purchased Property on the Completion Date (after the Purchaser’s Conditions have been satisfied or waived), unless such default is expressly waived in writing by the Vendor, or otherwise upon the Purchaser repudiating this Agreement, whereupon such amount so paid to the Vendor will be absolutely forfeited to the Vendor as liquidated damages as the Vendor’s sole and exclusive remedy and this Agreement will terminate forthwith upon such payment being made. For greater certainty, the Purchaser hereby acknowledges and agrees that such forfeiture of the Deposit and accrued interest will not constitute a penalty and the Purchaser will neither allege nor assert that such forfeiture is harsh, unconscionable or a penalty; or
(b)	paid to the Purchaser (less the $10.00 paid by the Purchaser to the Vendor pursuant to section 6.1):
(i)	if the Purchaser does not notify the Vendor of the satisfaction or waiver of all of the Purchaser’s Conditions in the manner and within the time provided therein; or
(ii)	upon the default of the Vendor, without prejudice to any other right or remedy of the Purchaser, if the Vendor is in default of its obligation to complete the sale of the Purchased Property hereunder, unless such default is expressly waived in writing by the Purchaser, or otherwise upon the Vendor repudiating this Agreement and without prejudice to any other right or remedy of the Purchaser, or the Purchaser has elected to complete the purchase of the Purchased Property without prejudice to any other right or remedy of the Purchaser; or
(iii)	if this Agreement is terminated pursuant to subsection 3.4(b) or if the Purchaser elects not to complete the purchase of the Purchased Property pursuant to section 8.7.
ARTICLE 3
COMPLETION, POSSESSION AND ADJUSTMENTS
3.1	Completion.

The completion of the purchase and sale of the Purchased Property contemplated by this Agreement will occur on the Completion Date, or such other date as may be agreed in writing by the Parties, and the place of closing will be the Vancouver offices of the Purchaser’s Solicitors at 1300 – 777 Dunsmuir Street, Vancouver, British Columbia.

3.2	Possession.

The Vendor will deliver to the Purchaser possession of the Purchased Property free from all liens, claims, charges, encumbrances and legal notations other than the Permitted Encumbrances immediately upon completion of the sale and purchase of the Purchased Property.

3.3	Adjustments.
(a)	Adjustment Date. Adjustments for the Purchased Property will be made as of the Completion Date and the payment due pursuant to subsection 2.3(c) will be adjusted accordingly. Except as otherwise provided in this Agreement, the Vendor will be responsible for all expenses and will be entitled to all revenues accrued with respect to the Purchased Property for the period ending on the day before the Completion Date and, for the period from and including the Completion Date, the Purchaser will be responsible for all expenses and will be entitled to all revenues accruing with respect to the Purchased Property.
(b)	Adjustment Items. The adjustments with respect to the Leases will include all current rents (including current basic rent, current additional rent and other current charges), prepaid rents and other prepaid charges, security deposits and all other items normally adjusted between a vendor and purchaser in respect of the sale of property similar to the Lands. For greater certainty:
(i)	pursuant to the Lululemon Lease, the Purchaser has prepaid the basic rent payable for the first three years of the term thereof, and the Purchaser will receive a credit on the Statement of Adjustments for the portion of such basic rent that is attributable to the period from and after the Completion Date; and
(ii)	pursuant to the Lululemon Lease, the Vendor is obligated to undertake certain future work in respect of the proposed lease expansion scheduled to occur in 2011, and such obligations on the part of the Vendor will be assumed by the Purchaser on the Completion Date.
(c)	Statement of Adjustments. A statement of adjustments (the “Statement of Adjustments”) will be delivered to the Purchaser by the Vendor at least five (5) Business Days prior to the Completion Date and will have annexed thereto details of the calculations used to arrive at all debits and credits on the Statement of Adjustments. The Vendor will give the Purchaser and its representatives reasonable access to all working papers and back-up materials in order to verify the accuracy of the Statement of Adjustments.
(d)	Readjustment. If the final cost or amount of an item which is to be adjusted has not been determined as of the Completion Date, then an initial calculation or adjustment for such item will be made as of the Completion Date and reflected on the Statement of Adjustments. The amount of such item will be estimated by the Vendor and agreed to by the Purchaser, each acting reasonably, as of the Completion Date on the basis of the best evidence available at the Completion Date as to what the final cost or amount of such item will be. In each case, when such cost or amount is determined (such determination to be made as soon as possible and in any event prior to that day which is one year after the Completion Date), the Purchaser will, within 30 days of determination, provide a complete statement thereof to the Vendor and, within 30 days thereafter, the Vendor and the Purchaser will make a final adjustment as of the Completion Date for the item in question. In the absence of agreement by the Parties, the final cost or amount of an item will be determined by independent auditors, acceptable to the Vendor and the Purchaser, each acting reasonably, with the cost of such auditors’ determination being shared equally between the Vendor and the Purchaser. On the Completion Date, the Parties will execute an undertaking to further adjust between themselves to confirm the agreement set out in this section 3.3.

(e)	Commissions, Tenant Inducements and Landlord’s Work. With respect to:
(i)	any Lease entered into by the Vendor prior to the Effective Date, and subject only to the exception set forth in paragraph 3.3(b)(ii), the Vendor will be responsible for the payment of all third party leasing commissions, whether payable or accrued before or after the Completion Date, of all tenant inducements and allowances, including lease take-over obligations and free rent, payable or accrued with respect to such Lease, and of all costs and expenses of any landlord’s work or improvements pursuant to such Lease. To the extent that any such leasing commissions, tenant inducements and allowances and costs of landlord’s work or improvements for which the Vendor is responsible have not been paid by the Vendor as of the Completion Date, the Purchaser will be credited with respect thereto on the Statement of Adjustments; and
(ii)	any Lease modified by the Vendor after the Effective Date or any new lease entered into by the Vendor after the Effective Date, in each case modified or entered into with the prior written approval of the Purchaser, the Purchaser will be responsible for the payment of all third party leasing commissions, whether payable or accrued before or after the Completion Date, of all tenant inducements and allowances, including lease take-over obligations and free rent, payable or accrued with respect to such Lease, and of all costs and expenses of any landlord’s work or improvements pursuant to such modification of Lease or new Lease and, for greater certainty, if the Purchaser does not approve of any such modification, the Vendor will be responsible for payment of all such amounts and the Purchaser will be credited with respect thereto on the Statement of Adjustments.
(f)	Tenant Receivables. Any rental arrears and accounts receivable and any other claims against a Tenant payable or accrued prior to the Completion Date and unpaid on the Completion Date (the “Tenant Receivables”) will remain the property of the Vendor and there will be no adjustment in favour of the Vendor on the Statement of Adjustments for such amounts save and except for arrears under the Lululemon Lease, which arrears will be adjusted on the Completion Date. Any amount of rent received or collected by the Purchaser after the Completion Date from a Tenant that owes Tenant Receivables to the Vendor will be credited, first, to current month’s rent, second, to any arrears of rent owing and accruing from and after the Completion Date, and third, to any Tenant Receivables owed to the Vendor. Any amount of rent received or collected by the Vendor after the Completion Date from a Tenant that owes Tenant Receivables to the Vendor will be credited, first, to such Tenant Receivables, and any surplus rent, if any, received or collected by the Vendor will be promptly paid to the Purchaser.

3.4	Risk.

The Lands and Equipment will be at the Vendor’s risk until the completion of the transaction contemplated herein and thereafter at the risk of the Purchaser. If there is material loss or damage to the Lands and Equipment before the completion of the sale and the purchase of the Purchased Property, the following provisions will apply:
(a)	if in the written opinion of the Quantity Surveyor the estimated cost to repair such damage is less than $750,000, then the Vendor must elect, within ten (10) Business Days of receipt of the Quantity Surveyor’s opinion, to either (A) repair the damage with due dispatch following the delivery of such opinion and receipt of applicable insurance proceeds or (B) assign to the Purchaser all insurance policies and proceeds derived therefrom relevant to the damage to the Lands and the Equipment, and to pay to the Purchaser on closing an amount equal to the deductible under such insurance policies and to complete the sale and purchase of the Purchased Property;
(b)	if in the written opinion of the Quantity Surveyor the estimated cost to repair such damage is greater than $750,000, then the Purchaser will be entitled to elect, within ten (10) Business Days of receipt of the Quantity Surveyor’s opinion, to either (A) terminate this Agreement, in which event the Deposit and all interest earned thereon will be returned to the Purchaser, and thereafter neither party will have any further or continuing obligation to the other under this Agreement (except as otherwise specifically provided for in this Agreement) or (B) require the Vendor to assign to the Purchaser all insurance policies and proceeds derived therefrom relevant to the damage to the Lands and the Equipment, and to pay to the Purchaser on closing an amount equal to the deductible under such insurance policies and to complete the sale and purchase of the Purchased Property;
(c)	if necessary, the Completion Date will be extended until that day which is ten (10) Business Days after the delivery of the Quantity Surveyor’s written opinion to the Vendor and the Purchaser, subject to further extension of the Completion Date pursuant to paragraph (d) below; and
(d)	if the Vendor elects to repair pursuant to paragraph (a) above, the completion of the purchase and sale of the Purchased Property following the occurrence of any such damage will be the later of:
(i)	the Completion Date as defined in this Agreement; and
(ii)	the tenth (10th) Business Day after the date the Purchaser receives from the Vendor a certificate of the Architect that the damage to the Lands and the Equipment has been substantially repaired.
ARTICLE 4
VENDOR’S COVENANTS, REPRESENTATIONS AND WARRANTIES
4.1	Basic Covenants.

The Vendor covenants and agrees with the Purchaser that the Vendor will:
(a)	subject to the rights of the Other Tenants, permit the Purchaser and the Purchaser’s employees, engineers, agents and advisors to enter onto the Lands and carry out such inspections, tests, studies, surveys and investigations of the Lands and Equipment as the Purchaser may reasonably require on twenty-four (24) hours’ written notice, provided that the Purchaser’s access to the Lands for such purposes will be at reasonable times scheduled by the Vendor at the Purchaser’s request and in accordance with the terms of the Other Leases and, at the option of the Vendor, subject to the Vendor’s supervision, will cause no material disruption to any of the Other Tenants or other occupants of the Lands, will be at the Purchaser’s sole risk and expense and will be subject to the Purchaser, at its cost, repairing any and all damage caused in connection therewith and indemnifying the Vendor in accordance with section 5.5;

(b)	permit the Purchaser to have access during normal business hours to the Vendor’s correspondence files with respect to the Other Tenants, (and will permit the Purchaser to make such copies thereof, at the Purchaser’s cost, as the Purchaser may reasonably require), and deliver to the Purchaser at its address herein on or before the date which is three (3) Business Days after the Effective Date:
(i)	original or true and complete copies of the Other Leases and of any current drafts of any anticipated offers to lease any part of the Lands;
(ii)	a true and complete “rent roll” in respect of the Leases, consisting of a list of the Tenants, the monthly rental payable by each, the date the tenancy commenced, particulars of any arrears of rent owing by or outstanding dispute with any Other Tenant, particulars of any default under the Other Leases (including material non-financial defaults), particulars of any modification of any Other Leases, particulars of any prepayments or abatements of rent, particulars of any security or damage deposits held by or on behalf of the Vendor;
(iii)	to the extent they are in the Vendor’s possession or control, true and complete copies of all plans, drawings and specifications of the Lands (including floor plans, elevation drawings, building cross-sections and site plans), “as built” or other mechanical, electrical and plumbing drawings, building inspection certificates, licences and permits issued in connection with or pertaining to the Lands;
(iv)	to the extent they are in the Vendor’s possession or control, true and complete copies of all third party reports (including engineering, geotechnical and environmental reports), surveys, plans, specifications, drawings and permits concerning the Lands and the Equipment, and with respect to the physical condition (excluding the environmental condition) of the Equipment and the improvements located on the Lands, the Vendor will deliver only the report prepared and issued by RJC Consultants in February 2008 (the “RJC Report”), which the Vendor represents and warrants is the most recent third party report examining the physical condition of the Equipment and the improvements located on the Lands that is in the Vendor’s possession and control. For greater certainty, the Vendor will not be required to deliver to the Purchaser any appraisals of the Lands or other like documents that purport to establish the value (whether actual or based on assumptions) of any component of the Purchased Property, or any third party reports or internal reports examining the physical condition (excluding the environmental condition) of the Equipment and/or the improvements located on the Lands other than the RJC Report, but will be required to deliver all other third party reports (including engineering, geotechnical and environmental reports) which do not pertain to the physical condition (excluding the environmental condition) of the Equipment and the improvements on the Lands, as contemplated above;

(v)	to the extent they are in the Vendor’s possession or control, true and complete copies of any documents indicating whether:
A.	the building on the Lands encroaches onto adjacent land or any buildings on adjacent land encroach onto the Lands;
B.	the Lands provide adequate support for adjacent land, receive adequate support from adjacent land, or are unstable; and
C.	the Lands suffer from or cause drainage, erosion or flooding problems;
(vi)	to the extent they are in the Vendor’s possession or control, the originals or true and complete copies of all agreements and correspondence with the City regarding development levies, if any, or local improvement charges, if any, payable after the Completion Date, servicing agreements, zoning, building restrictions, development permits and building permits related to the development of the Lands;
(vii)	a reasonably detailed inventory of the Equipment;
(viii)	original or true and complete copies of the Service Contracts and a summary of the state of accounts with respect to the Service Contracts as at the Effective Date;
(ix)	a list of all warranties in favour of the Vendor currently in effect with respect to the Lands and the Equipment;
(x)	property level operating statements with respect to the Lands for 2008, 2009 and 2010 to date and a written statement of all budgeted expenses for 2011;
(xi)	current property tax statements for the Lands and particulars of any current property tax appeals;
(xii)	to the extent they are in the Vendor’s possession or control, any other document or information which is within the scope of disclosure described in paragraphs 4.1(b)(i) to (xi) and is requested in writing from time to time by the Purchaser, acting reasonably, and which is relevant or material to the operation and ownership of the Purchased Property; and
(xiii)	all material information in the possession or control of the Vendor with respect to any and all First Nation or aboriginal claims or issues associated with the Lands;
(c)	deliver to the Purchaser the original or a true and complete copy of any other document of the type described above in subsection 4.1(b) which, after the Effective Date, comes within the possession of the Vendor, such delivery to be made within three (3) Business Days following such date of possession;

(d)	subject to the overriding provisions of section 9.14 and subsection 5.3(b), permit the Purchaser and its agents, representatives and consultants to make such copies of the material referred to in subsections 4.1(b) and 4.1(c), at the Purchaser’s cost, as the Purchaser may reasonably require in connection with its due diligence review of the Purchased Property;
(e)	from the Effective Date until the Completion Date, use its reasonable commercial efforts to maintain the Lands and Equipment in the same general state of repair and condition as exists as of the Effective Date, subject to reasonable wear and tear;
(f)	from the Effective Date until the Completion Date:
(i)	enforce the terms of all Leases (however, in no event will the Vendor be entitled to terminate any of the Leases except as permitted under section 4.6 without the prior written consent of the Purchaser);
(ii)	not modify existing Leases and not enter into any new Lease except as permitted under section 4.6; and
(iii)	not modify existing Service Contracts and not enter into any new Service Contract except as permitted under section 4.7;
(g)	maintain in force current insurance in respect of the Lands and the Equipment;
(h)	cancel and terminate all existing property management agreements with respect to the Lands, effective as of the Completion Date;
(i)	cancel and terminate all other contracts which relate to the operation of the Lands and the Equipment, including any Service Contracts which the Purchaser does not advise the Vendor that the Purchaser wishes to assume in accordance with section 5.4, effective as of the Completion Date;
(j)	pay all amounts due, owing or payable pursuant to the Service Contracts to and including the Completion Date;
(k)	execute, or cause to be executed, and return to the Purchaser or the Purchaser’s Solicitors as soon as is reasonably possible all consents or letters of authority which it may be necessary for the Vendor or any director, officer or shareholder thereof, to execute in order for the Purchaser to conduct such due diligence searches with respect to the purchase of the Purchased Property as it determines to be necessary; and
(l)	forward to the Purchaser within two (2) Business Days of the Vendor’s receipt, any search results from government offices which are directed to the Vendor in response to any due diligence inquiries made by or at the request of the Purchaser.
4.2	Vendor’s Representations and Warranties.

The Vendor hereby represents and warrants as representations and warranties that are true as of the Effective Date and will be true at the Completion Date as follows:

(a)	the Vendor has now, and will have good and marketable legal and beneficial title to the Purchased Property on the Completion Date, free and clear of all liens, claims, charges, encumbrances and legal notations save and except for the Permitted Encumbrances;
(b)	the Vendor is a body corporate duly incorporated and validly existing under the laws of Canada and is duly qualified to own and sell the Purchased Property and has full power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated herein;
(c)	the Vendor has never been struck from the register of companies maintained by its jurisdiction of incorporation;
(d)	all necessary corporate action on the part of the directors and shareholders of the Vendor has been taken to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated herein and the performance and observance of the Vendor’s obligations hereunder;
(e)	there is no action or proceeding pending or, to the knowledge of the Vendor, threatened against the Vendor before any court, arbiter, arbitration panel or administrative tribunal or governmental agency which, if decided adversely to the Vendor, might materially affect the Vendor’s ability to perform the Vendor’s obligations hereunder;
(f)	no consent or approval of, or registration, declaration or filing with any governmental commission, board or other regulatory body is required for the execution or delivery of this Agreement by the Vendor, the validity or enforceability of this Agreement against the Vendor, or the performance by the Vendor or any of the Vendor’s obligations hereunder;
(g)	neither the Vendor entering into this Agreement nor the performance by the Vendor of the terms hereof will result in the breach of or constitute a default under any term or provision of any instrument, document, agreement, statute, bylaw, regulation, or encumbrance to which the Vendor or the Purchased Property are bound or subject or which would result in the creation of any lien, encumbrance or other charge on the Purchased Property;
(h)	the Vendor is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada);
(i)	the Vendor has no present or future obligation to construct or provide, or to pay any amount to any person in connection with, off-site services, utilities or similar services in connection with the Lands;
(j)	there is no action, suit, claim or litigation pending or, to the knowledge of the Vendor, threatened with respect to the Lands or the existing use or occupancy thereof and, to the knowledge of the Vendor, no state of facts exists which could constitute the basis of any such action, suit, claim or litigation;
(k)	except as may otherwise be disclosed in the Delivery Materials, the Vendor has not received and the Vendor is not aware of any notice, request, directive or order from any Governmental Authority or official, requesting, requiring or ordering the performance of any work or alteration in respect of the Lands. For the purposes of this subsection, reference to any notice, request, directive or order means any written notice, request, directive or order;

(l)	the Vendor has received no written notice of and the Vendor is not aware of any proposed expropriation of the Lands or any part thereof;
(m)	all local improvement, municipal, real property, school and other taxes and assessments of any kind whatsoever levied by any Governmental Authority having jurisdiction which are due or payable, are paid in full to the due date for payment thereof except for current charges for utilities consumed in the Lands and, except as disclosed to the Purchaser in writing, on the Completion Date will be paid in full to the Completion Date;
(n)	the Equipment will, on the Completion Date:
(i)	be free and clear of all claims, liens, charges and encumbrances; and
(ii)	be assignable by the Vendor to the Purchaser,

except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b);
(o)	there are no Other Leases, except those delivered to the Purchaser as part of the Delivery Materials, and in respect of each of the Other Leases:
(i)	each is a valid and subsisting lease and no default exists thereunder, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b);
(ii)	the rents and other payments reserved by each Other Lease have not been demanded, collected, accepted or paid in advance of the time for payment thereof, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b);
(iii)	the Vendor is the absolute owner thereof and has not assigned, mortgaged, pledged, hypothecated or otherwise dealt with such Other Lease or rents payable thereunder and there is no existing right of defence, set off or counterclaim against the Vendor on the part of the tenant therein or any guarantor, indemnitor or covenantor in respect thereof;
(iv)	all covenants on the part of the landlord in each of the Other Leases has been observed and performed, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b); and
(v)	there are no deposits held or prepayments of any rents, common expenses or other payments in connection with any of the Other Leases, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b);
(p)	each of the Service Contracts is in good standing and assignable to the Purchaser or can be terminated by the Vendor on not more than 30 days’ notice, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b), and there is no material default thereunder by the Vendor or the other contracting parties thereto and contains the entire agreement between the parties identified therein. There are no oral or partially oral and partially written Service Contracts;

(q)	to the Vendor’s knowledge, all of the documents and other materials provided pursuant to subsections 4.1(b) and 4.1(c) are true and complete copies;
(r)	the Vendor is not now and has not been a party to any collective agreement or subject to any collective bargaining obligation relating to the Purchased Property or any business conducted thereon with any labour union or other association of employees;
(s)	the Vendor has no employees in respect of the Vendor’s operation of the Lands for whom the Purchaser will be responsible following the completion of the sale and purchase of the Purchased Property;
(t)	there are no rights of first refusal to purchase, options to purchase, rights of first refusal to lease, options to lease or similar agreements which have been granted by the Vendor in respect of any part of the Purchased Property other than any such agreements which may be contained in the copies of the Leases delivered by the Vendor to the Purchaser and except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b); and
(u)	the Vendor is not in default under any provision of any of the Permitted Encumbrances or any agreement in any way related to the Lands and the Equipment, and has performed all of its obligations with respect to all such encumbrances, charges and agreements, except as disclosed by the Vendor to the Purchaser pursuant to subsection 4.1(b).
The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on the foregoing representations and warranties and the representation and warranty in paragraph 4.1(b)(iv) with respect to the RJC Report.

4.3	Survival of Representations.

The representations and warranties by the Vendor expressed in section 4.2, or otherwise expressed by the Vendor in this Agreement, will not merge on the Completion Date but will survive the Completion Date for a period of two (2) years. The Purchaser will give written notice of each breach of a representation or warranty to the Vendor, together with details thereof, promptly after becoming aware of such breach and, in any event, no later than two (2) years after the Completion Date. After the expiration of such two (2) years period, the Vendor will be absolutely and unconditionally released from all obligations and liabilities in respect of the representations and warranties expressed in section 4.2, or otherwise expressed by the Vendor in this Agreement or in any document or certificate given to the Purchaser in order to complete this transaction, save and except with respect to any claims made by the Purchaser in writing prior to the expiration of such two (2) year period.

4.4	Indemnity.

The Vendor will indemnify the Purchaser against, and save the Purchaser harmless from, any loss, cost or damage of any nature whatsoever sustained by the Purchaser directly or indirectly by reason of a breach by the Vendor of any of its obligations under section 4.1 or any other provision of this Agreement or a breach of, or inaccuracy in, any of the warranties or representations set forth in section 4.2 or any other provision of this Agreement.

4.5	Estoppel Certificates.

Except as hereinafter provided, the Vendor will obtain and deliver to the Purchaser, prior to the completion of the purchase and sale of the Purchased Property, Estoppel Certificates from the Other Tenants. To the extent that the Vendor is unable to obtain and deliver to the Purchaser prior to the Completion Date, Estoppel Certificates from all of the Other Tenants despite using all reasonable commercial efforts to obtain the same, the Vendor will execute and deliver to the Purchaser on the Completion Date certificates of the Vendor for such Other Tenants certifying the information that would have been in the applicable Estoppel Certificates (the “Replacement Estoppel Certificates”). The Replacement Estoppel Certificates will be deemed for all purposes to be a representation and warranty hereunder by the Vendor of the truth and accuracy of the matters set forth in the Replacement Estoppel Certificates. The Purchaser will, for a period of sixty (60) days after the Completion Date, return to the Vendor any Replacement Estoppel Certificate (which will be deemed null and void except in the case of a material conflict of information contained in the Estoppel Certificate and the Replacement Estoppel Certificate) for which the Vendor delivers to the Purchaser an Estoppel Certificate in accordance with this section 4.5 for the same Other Lease. For greater certainty, the Vendor will not be required to obtain an Estoppel Certificate from the Purchaser in respect of the Lululemon Lease or to provide a Replacement Estoppel Certificate in respect thereof.

The Vendor will deliver to the Purchaser for its information, at least 72 hours prior to the Vendor forwarding them to the Other Tenants, drafts of all the Estoppel Certificates which the Vendor proposes to deliver to the Other Tenants for execution.

4.6	Lease Changes.

Until the Purchaser’s Conditions have been satisfied or waived, the Parties acknowledge and confirm that any modification of an existing Lease and all new proposed Leases will be forwarded to the Purchaser for its review. From and after the Effective Date, and prior to the satisfaction or waiver of all the Purchaser’s Conditions, all such modifications and all such new proposed Leases will be subject to the prior written approval of the Purchaser, which approval will not be unreasonably withheld. From and after the satisfaction or waiver of all the Purchaser’s Conditions, approval may be given or withheld in the Purchaser’s sole and unfettered discretion. The Purchaser agrees that it will respond to any request for approval within three (3) Business Days after such request is made in writing to it and if the Purchaser fails to respond within such time the Purchaser will be deemed to have approved such modification or new proposed Lease. Notwithstanding the foregoing, the Purchaser will not unreasonably withhold or delay its approval in connection with any requests made by the Other Tenants for consents to assignments or sublets in connection with Other Leases.

4.7	Service Contract Changes.

Until the Purchaser’s Conditions have been satisfied or waived, the Parties acknowledge and confirm that any modification of an existing Service Contract and all new proposed Service Contracts will be forwarded to the Purchaser for its review. From and after the Effective Date, and prior to the satisfaction or waiver of the Purchaser’s Conditions all such modifications and all such new proposed Service Contracts will be subject to the prior written approval of the Purchaser, which approval will not be unreasonably withheld. From and after the satisfaction or waiver of the Purchaser’s Conditions, approval may be given or withheld in the Purchaser’s sole and unfettered discretion. The Purchaser agrees that it will respond to any request for approval within three (3) Business Days after such request is made in writing to it and if it fails to respond within such time the Purchaser will be deemed to have approved such modification or new proposed Service Contract. Notwithstanding the foregoing, the Vendor may enter into any modification of an existing Service Contract or any new Service Contract without requiring the Purchaser’s approval, if the term of same expires prior to the Completion Date or if the relevant Service Contract is terminable by the Vendor prior to the Completion Date.

ARTICLE 5
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1	Purchaser’s Representations and Warranties.

The Purchaser hereby represents and warrants as representations and warranties that are true as of the Effective Date and will be true as of the Completion Date as follows:
(a)	the Purchaser validly exists and is duly qualified to purchase and own the Purchased Property and has full power, authority and capacity to enter into this Agreement and carry out the transaction contemplated herein;
(b)	there is no action or proceeding pending or to the Purchaser’s knowledge, threatened against the Purchaser before any court, arbiter, arbitration panel, administrative tribunal or agency which, if decided adversely to the Purchaser, might materially affect the Purchaser’s ability to perform the Purchaser’s obligations hereunder; and
(c)	neither the Purchaser’s entering into this Agreement nor the performance of its terms will result in the breach of or constitute a default under any term or provision of any indenture, mortgage, deed of trust or other agreement to which the Purchaser is bound or subject.
5.2	As Is – Where Is.

The Purchaser agrees and acknowledges that:
(a)	the Purchaser is acquiring the Purchased Property from the Vendor on an “as is-where is” basis and the Purchaser will satisfy itself with respect to all matters related to the Purchased Property that pertain, in any way, to:
(i)	the suitability or fitness of the Lands and the Equipment for the Purchaser’s purposes;
(ii)	the physical and environmental condition of the Lands and the Equipment;
(iii)	the area or dimensions of the Lands, including the existence of any encroachments;
(iv)	the rights to develop, build on, subdivide or otherwise extract value from the Lands;
(v)	the existing or potential costs or obligations which might be imposed on the Purchaser by any governmental authority (including the City) including, and by way of example only, resulting from a determination that the Lands:
(A)	do not provide adequate support for adjacent land, do not receive adequate support from adjacent land, or are unstable;
(B)	suffers from or causes drainage, erosion or flooding problems; or

(C)	the legal terms and conditions of, and the existing and potential rights and obligations which arise from or may arise from the Permitted Encumbrances;
(b)	the Purchaser has entered into this Agreement relying solely and entirely upon its own inspections and the limited representations and warranties of the Vendor specifically set out herein. The Purchaser acknowledges that there are no representations, warranties, guarantees, agreements or conditions, whether direct or collateral, or express or implied, which induced the Purchaser to enter into this Agreement or on which reliance is placed by the Purchaser, or which affects this Agreement or the Purchased Property, other than as specifically set out in sections 4.2 and 4.3. The Vendor is not giving to the Purchaser, and the Purchaser is not requiring from the Vendor, any express or implied warranties and representations regarding the Lands including that, before or after the Effective Date or the Completion Date:
(i)	the Lands and the surrounding Environment comply or do not comply with Environmental Laws;
(ii)	the Lands and the surrounding Environment are or are not free from Special Waste or other Hazardous Substances;
(iii)	any Hazardous Substances have or have not been released, spilled, leaked, pumped, poured, emitted, emptied, discharged, dumped or disposed of, or have or have not escaped, leached, or migrated, from the Lands and the surrounding Environment to, on, or under adjacent lands or their surrounding Environment; or
(iv)	the Lands will or will not be environmentally or otherwise suitable for any purpose including occupancy, development, or derivation of revenue.
(c)	it is the obligation of the Purchaser to satisfy itself that there is no Special Waste or other Hazardous Substances on, in or about the Lands, and the Purchaser understands and agrees that the Vendor has no obligation to make any investigations, tests or studies with respect to the existence of any Special Waste or other Hazardous Substances on, in or about the Lands;
(d)	the Purchaser is relying on its own due diligence in reviewing the Delivery Materials and the Delivery Materials are not intended to constitute a representation or warranty as to any of the contents thereof on the part of the Vendor or as to the accuracy and sufficiency thereof, other than as expressly represented and warranted by the Vendor herein; and
(e)	the Purchaser hereby waives, to the extent permitted by Laws, any requirement for or obligations of the Vendor to obtain or provide to the Purchaser a “site profile” or any other environmental report for the Lands as may be required under any applicable Environmental Laws.
5.3	Purchaser’s Covenants.

The Purchaser covenants and agrees with the Vendor that the Purchaser will:
(a)	keep the Delivery Materials in confidence pursuant to section 9.14; and

(b)	return all copies of the Delivery Materials to the Vendor, including copies made by or on behalf of the Purchaser pursuant to subsections 4.1(b) and 4.1(d), in the event that the transactions contemplated herein are not completed for any reason other than the default of the Vendor.
5.4	Service Contracts.

Except for those of the Service Contracts which the Purchaser advises the Vendor, on or before the date that the Purchaser’s Conditions are satisfied or waived in writing by the Purchaser, that the Purchaser wishes to assume, the Vendor will cause the Service Contracts to be terminated effective on or before the Completion Date.

5.5	Indemnity.

The Purchaser hereby covenants and agrees with the Vendor that the Purchaser will indemnify the Vendor and save the Vendor harmless from and against any and all damages, losses, liabilities, costs and expenses (including legal fees on a solicitor and own client basis) at any time suffered or incurred by the Vendor as a result of any damage or injury to the Lands or the Equipment or other property of the Vendor or of any occupant of the Lands resulting from the exercise by the Purchaser of its rights under subsection 4.1(a) or any breach by the Purchaser of any of its obligations under any provision of this Agreement or a breach of, or inaccuracy in, any of the warranties or representations set forth in section 5.1 or any other provision of this Agreement.

5.6	Environmental and Physical Condition — Release.

Save and except for any and all liabilities, suits, actions, obligations, statutory or other proceedings, judgments, investigations, demands, claims, losses, damages, consequential damages, remediation cost recovery claims, remediation costs, fines, penalties, expenses, and legal costs on a solicitor-client basis (collectively, the “Claims”) arising out of section 4.2 and 4.3,
(a)	each Party, from and after the Completion Date, hereby releases the other Party from all Claims which a Party may assert against the other Party at law or in equity, arising out of or in connection with the application of Environmental Laws to the Lands, including:
(i)	the non-compliance of the Lands or the surrounding Environment with any Environmental Laws;
(ii)	any investigation or claim of such non-compliance by any Person;
(iii)	the presence within the Lands or the surrounding Environment of “Special Waste” or other Hazardous Substances; or
(iv)	the leaching, escaping; or migrating of “Special Waste” or other Hazardous Substances from the Lands or the surrounding Environment to other lands or their surrounding Environment, whether or not any such event, happening, or condition arose or arises before or after the Effective Date or the Completion Date, and whether or not caused in whole or in part or directly or indirectly by the Vendor; and
(b)	from and after the Completion Date, the Purchaser hereby releases the Vendor from all Claims which the Purchaser may assert against the Vendor at law or in equity, arising out of or in connection with the physical condition and state of repair of the Lands and the buildings, improvements, structures and fixtures thereon.
5.7	Survival of Representations.

The representations and warranties by the Purchaser expressed in section 5.1 will not merge on the Completion Date but will survive the Completion Date for a period of two (2) years. The Vendor will give written notice of each breach of a representation or warranty to the Purchaser, together with details thereof, promptly after becoming aware of such breach and, in any event, no later than two (2) years after the Completion Date. After the expiration of such two (2) year period, the Purchaser will be absolutely and unconditionally released from all obligations and liabilities in respect of the representations and warranties expressed in section 5.1, or otherwise expressed by the Purchaser in this Agreement or in any document or certificate given to the Vendor in order to complete this transaction, save and except with respect to any claims made by the Vendor in writing prior to the expiration of such two (2) year period.
ARTICLE 6
CONDITIONS PRECEDENT
6.1	Purchaser’s Conditions.

The obligation of the Purchaser to complete the purchase of the Purchased Property on the Completion Date is subject to each of the following Purchaser’s Conditions having been waived by the Purchaser in writing or satisfied by the Purchaser, on or before the Conditions Removal Date:
(a)	the Purchaser will have conducted all of its due diligence searches with respect to the Purchased Property and will have completed its review of the Delivery Materials and, without limiting any of its rights or remedies under this Agreement, have satisfied itself, in its sole discretion, as to all matters related to the Purchased Property and the transactions contemplated hereby, including all matters related to projected revenues and expenses, the Other Leases, the Service Contracts and other relevant contracts, the geotechnical, engineering and environmental condition of the Lands, the title to the Lands and the physical condition of the Lands and fitness for use of the Purchased Property by the Purchaser; and
(b)	the Purchaser will have obtained the approval of its Board of Directors to the completion of the purchase of the Purchased Property pursuant to the terms of this Agreement.
In consideration of the non-refundable sum of $10.00 paid by the Purchaser to the Vendor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Vendor, the Vendor acknowledges and agrees that, although the Purchaser’s obligation to complete the sale and purchase contemplated by this Agreement is subject to satisfaction or waiver of the Purchaser’s Conditions, this Agreement is not void, voidable, revocable or, otherwise capable of being terminated by the Vendor until the time limited for the satisfaction or waiver of the Purchaser’s Conditions has expired.
For greater certainty, the Purchaser acknowledges and agrees that the $10.00 paid to the Vendor pursuant to this paragraph is the absolute property of the Vendor and in no event will the $10.00 be returnable to or paid to the Purchaser.

6.2	Waiver and Satisfaction.

The Purchaser’s Conditions are for the Purchaser’s sole benefit and each may be waived unilaterally by the Purchaser, at the Purchaser’s election. None of the Purchaser’s Conditions will be considered satisfied unless the Purchaser confirms to the Vendor in writing that such condition has been satisfied. If the Purchaser does not give the Vendor notice of the satisfaction or waiver of each of the Purchaser’s Conditions by the Conditions Removal Date then the Purchaser’s obligation to purchase, and the Vendor’s obligation to sell, the Purchased Property pursuant to this Agreement will be at an end and the Deposit and all interest accrued on it will be returned immediately to the Purchaser.
ARTICLE 7
PREPARATION OF CLOSING DOCUMENTS
7.1	Delivery of Closing Documents by the Vendor.

On or before the Completion Date, the Vendor will cause the Vendor’s Solicitors to deliver to the Purchaser’s Solicitors the following items, duly executed by the Vendor and all other persons (other than the Purchaser) as appropriate and in registrable form wherever appropriate, to be dealt with pursuant to Article 8:

Documents Transferring Lands:
(a)	a Freehold Transfer (Land Title Act — Form A) conveying the Lands to the Purchaser (or as otherwise directed by the Purchaser);
(b)	an agreement pursuant to which the Vendor assigns to the Purchaser and the Purchaser assumes the Leases and all deposits, guarantees, indemnities, covenants and other security in respect of any of them;
(c)	directions to the Other Tenants directing the Other Tenants to pay future rentals to or as directed by the Purchaser;
(d)	the Estoppel Certificates required pursuant to section 4.5 (and, if required, the Replacement Estoppel Certificates);
(e)	an agreement pursuant to which the Vendor assigns to the Purchaser and the Purchaser assumes those of the Service Contracts (if any) in which the Purchaser has elected pursuant to section 5.4 to assume;
(f)	an agreement pursuant to which the Vendor assigns to the Purchaser and the Purchaser assumes the Vendor’s right, title and interest and benefit in and to all current warranties which are assignable and which pertain to the Lands and the Equipment and in and to all Delivery Materials and all trade marks, trade names and other intellectual property used exclusively in connection with the Lands;

(g)	a discharge of Notice of Interest BM33815;

Documents Transferring Equipment:
(h)	a bill of sale conveying and assuring to the Purchaser good and marketable title in and to the Equipment, free and clear from any lien, claim, charge or encumbrance of any kind or nature whatsoever;
Other Documents:
(i)	a Statement of Adjustments prepared in accordance with section 3.3;
(j)	a certificate of the Vendor, dated the Completion Date, that certifies that the Vendor has complied with all of its obligations under this Agreement in all material respects and that each of the warranties and representations of the Vendor set out herein is true and accurate on the Completion Date in all material respects;
(k)	a mutual undertaking to make final adjustments in accordance with section 3.3; and
(l)	such further documentation relating to the completion of the transaction contemplated herein as the Purchaser or the Vendor may reasonably require.
7.2	Delivery of Closing Documents by Purchaser.

On or before the Completion Date, the Purchaser will cause the Purchaser’s Solicitors to deliver to the Vendor’s Solicitors the following documents to be dealt with pursuant to Article 8:
(a)	any documents contemplated by section 7.1 which require execution or delivery by the Purchaser, executed by the Purchaser;
(b)	the HST Certificate, executed by the Purchaser; and
(c)	such further documentation relating to the completion of the transactions contemplated herein as the Vendor may reasonably require.
7.3	Preparation of Closing Documents.

Except for the Statement of Adjustments, which will be prepared by the Vendor pursuant to section 3.3, the closing documents contemplated in sections 7.1 and 7.2 will be prepared by the Purchaser’s Solicitors, for approval by the Vendor’s Solicitors, acting reasonably, and delivered to the Vendor’s Solicitors by the Purchaser’s Solicitors at least two (2) Business Days prior to the Completion Date. All documents referred to in sections 7.1 and 7.2 will be in form and substance reasonably satisfactory to the solicitors for the party entitled to delivery thereof.
ARTICLE 8
CLOSING PROCEDURE
8.1	Payment in Trust.

On or before the Completion Date, the Purchaser will pay to the Purchaser’s Solicitors in trust the amount due to the Vendor pursuant to subsection 2.3(c), as adjusted pursuant to section 3.3, less the amount to be advanced to the Purchaser on the Completion Date under any mortgage financing arranged by the Purchaser.

8.2	Registration.

Forthwith following the payment in section 8.1 and after receipt by the Purchaser’s Solicitors of the documents referred to in section 7.1 and after receipt by the Vendor’s Solicitors of the documents referred to in section 7.2, the Purchaser will cause the Purchaser’s Solicitors to file in the LTO on the Completion Date the Transfer, the discharge of Notice of Interest BM33815 and any security documents applicable to any mortgage financing arranged by the Purchaser in connection with the purchase of the Purchased Property.

8.3	Closing.

Forthwith following the filings referred to in section 8.2 and upon the Purchaser’s Solicitors being satisfied as to the title to the Lands after conducting a post filing for registration check of the property index for the Lands disclosing only the following:
(a)	the existing title number to the Lands;
(b)	Permitted Encumbrances;
(c)	pending numbers assigned to the instruments referred to in section 8.2; and
(d)	any other charges granted by the Purchaser against the Lands, the Purchaser will cause the Purchaser’s Solicitors, forthwith upon receipt by them of the proceeds of any mortgage financing arranged by the Purchaser, to initiate a wire transfer, in accordance with wire transfer instructions to be provided by the Vendor’s Solicitors on the Completion Date for the aggregate of the Deposit and the amount due to the Vendor pursuant to subsection 2.3(c), as adjusted pursuant to section 3.3, and concurrently therewith the Purchaser’s Solicitors will be entitled to release the documents referred to in section 7.1 to the Purchaser, the Vendor’s Solicitors will be entitled to release the documents referred to in section 7.2 to the Vendor and the Purchaser’s Solicitors will be entitled to (and will be directed by the parties to) release to the Purchaser all interest earned on the Deposit (unless such interest has been adjusted for on the Vendor’s Statement of Adjustments, in which event the interest will be paid to the Vendor).

8.4	Concurrent Requirements.

It is a condition of this Agreement that all requirements of sections 8.1 to 8.3 are concurrent requirements and it is specifically agreed that nothing will be completed on the Completion Date until everything required to be paid, executed and delivered on the Completion Date has been so paid, executed and delivered and until the Purchaser’s Solicitors have satisfied themselves as to title pursuant to section 8.3.

8.5	Discharge of Encumbrances by Vendor.

If on the Completion Date there are any judgments, liens, claims of lien or any other financial charges against title to the Lands which are not Permitted Encumbrances, the Vendor will not be required to clear the title to the Lands prior to the receipt of the net sales proceeds of the Purchased Property, but will be obligated to do so forthwith following receipt of such net sales proceeds and, in that event, the Purchaser’s Solicitors will pay the net sales proceeds to the Vendor’s Solicitors on the condition that the Vendor’s Solicitors undertake to hold such amount of the net sales proceeds in trust as is sufficient to secure the discharge of any such non-Permitted

Encumbrances, and not to release such amount to the Vendor until such charges have been so released.

8.6	Closing Deliveries.

To the extent that the Vendor has not already delivered such items to the Purchaser and such items are within the possession or control of the Vendor, the Vendor will deliver to the Purchaser, within three (3) Business Days after the Completion Date, the items listed below:
(a)	originally executed copies of the Leases and all guarantees, indemnities and covenants in respect thereof;
(b)	originally executed copies of the written Service Contracts assigned to the Purchaser;
(c)	all keys and like devices for the Lands and the Equipment which are in the possession or control of the Vendor;
(d)	all files, manuals, plans and other relevant documents in the possession or control of the Vendor pertaining to the Lands and reasonably required by the Purchaser for the future continuous operation of the Lands;
(e)	all instructions, manuals, plans and other documents associated with any of the Equipment or any of the improvements on the Lands which are in the possession or control of the Vendor; and
(f)	to the extent they are in the Vendor’s possession or control, duplicates of the documents referred to in subsections 4.1(b) and (c).
8.7	Election.

If on the Completion Date any of the representations or warranties made by the Vendor is untrue in any material respect or the Vendor is in default in a material way under any of the covenants and agreements to be observed or performed by the Vendor under this Agreement, the Purchaser may elect not to complete the purchase of the Purchased Property hereunder or to complete the purchase of the Purchased Property hereunder, in either case without prejudice to any rights or remedies the Purchaser may have in respect of the Vendor’s breach or default.
ARTICLE 9
MISCELLANEOUS
9.1	Time.

Time will be of the essence of this Agreement and will remain of the essence notwithstanding the extension of any of the dates hereunder.

9.2	No Waiver.

No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited herein, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this

Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

9.3	Tender.

It is agreed that any tender of documents or money may be made upon the respective solicitors for the parties and that it will be sufficient to tender a solicitor’s certified trust cheque rather than cash.

Notwithstanding the foregoing or any other provision of this Agreement, the parties agree that, if the Purchaser is required by applicable legislation to cause the adjusted Purchase Price to be paid by electronic transfer, then the Purchaser will make all commercially reasonable efforts to ensure that such an amount will be transferred to and received by the Vendor’s Solicitors on or before 3:00 p.m. (Vancouver time) on the Completion Date. If for any reason out of the control of the Purchaser (which, for greater certainty, will not include any event which is a default by the Purchaser under this Agreement), the Purchaser cannot ensure that such an amount will be received by the Vendor’s Solicitors on or before the time and date set out above, then the Purchaser will be entitled to pay such amount on or before 3:00 p.m. (Vancouver time) on the next Business Day following the Completion Date so long as, in addition to such amount, the Purchaser also pays to the Vendor at the same time interest on such amount, at a rate equal to the Prime Rate plus one percent (1%) per annum, for each day from and including the Completion Date to but not including the day such payment is made. “Prime Rate”, as used herein, means that variable annual rate of interest quoted by the main branch of Royal Bank of Canada, Vancouver, British Columbia, from time to time as the rate of interest used by it as a reference rate for setting rates of interest on Canadian dollar loans in Canada repayable on demand and commonly referred to by such Bank as its “prime rate”.

9.4	Fees and Expenses.

Each party will pay its own legal fees. The Purchaser will be responsible for all registration fees and transfer taxes payable in connection with the registration of the Transfer and any mortgage security arranged by it and for any HST payable in connection with the Purchaser’s acquisition of the Purchased Property.

9.5	Harmonized Sales Tax.

On or before the Completion Date, the Purchaser will provide the Vendor with a certificate (the “HST Certificate”) stating that the Purchaser is registered with Canada Revenue Agency or any successor thereto for the purposes of the federal/provincial harmonized sales tax (“HST”) and setting out its HST registration number, failing which the Purchaser will pay to the Vendor the HST applicable to the purchase and sale of the Purchased Property on the Completion Date.

9.6	Commission.

Any commission or brokerage fees payable to CBRE, to a maximum of $975,000, plus applicable HST, will be paid by the Vendor upon the due completion of the transactions contemplated herein. Any commissions or brokerage fees payable to CBRE in excess of $975,000, plus applicable HST, and any commission or brokerage fees payable to any other third party in any amount will be the sole responsibility of the Purchaser. The Vendor confirms that it has not engaged any third party broker in connection with the purchase and sale of the Purchased Property.

9.7	Entire Agreement.

This Agreement and the agreements, instruments and other documents entered into pursuant to this Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect to the matters herein and there are no oral or written agreements, promises, warranties, terms, conditions, representations or collateral agreements whatsoever, express or implied, other than those contained in this Agreement.

9.8	Amendment.

This Agreement may be altered or amended only by an agreement in writing signed by the parties hereto.

9.9	Further Assurances.

Each of the parties hereto will at all times and from time to time and upon reasonable request do, execute and deliver all further assurances, acts and documents for the purpose of evidencing and giving full force and effect to the covenants, agreements and provisions in this Agreement.

9.10	No Merger.

Except where specifically set out in this Agreement, none of the provisions of this Agreement will merge in the transfer of the Purchased Property or any other document delivered on the Completion Date, and the provisions of this Agreement will survive the Completion Date.

9.11	Notices.

Any demand or notice which may be given pursuant to this Agreement will be in writing and delivered, transmitted by facsimile or electronic mail or sent by postage prepaid mail and addressed to the parties as follows:

to the Purchaser:
lululemon athletica canada inc.
1818 Cornwall Avenue
Vancouver, British Columbia
V6J 1C7
Attention:      Wynn Spencer

Fax No.:	(604) 874-6124
Email:	wspencer@lululemon.com

with a copy to:
McCarthy Tétrault LLP
Barristers and Solicitors
1300 – 777 Dunsmuir Street
Vancouver, British Columbia
V7Y 1K2
Attention:      Scott Smythe

Fax No.:	(604) 622-5752
Email:	ssmythe@mccarthy.ca
to the Vendor:
2725312 Canada Inc.
c/o Bentall Kennedy (Canada) LP
Suite 1800, Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49001
Vancouver, British Columbia
V7X 1B1
Attention:      Chrystal Burns

Fax No.:	(604) 646-2805
Email:	cburns@bentallkennedy.com
with a copy to:
Stikeman Elliott LLP
Barristers and Solicitors
1700 – 666 Burrard Street
Vancouver, British Columbia
V6C 2X8
Attention:      Ross MacDonald

Fax No.:	(604) 631-1367
Email:	rmacdonald@stikeman.com
or at such other address, fax number or electronic mail address as either party may specify in writing to the other. The time of giving and receiving any such notice will be deemed to be on the day of delivery or transmittal if delivered or sent by facsimile or electronic mail (so long as such delivery or transmittal was carried out prior to 5:00 p.m. on a Business Day, failing which such notice will be deemed to have been given and received on the next succeeding Business Day), or on the third Business Day after the day of mailing thereof if sent by mail. In the event of any disruption of mail services, all notices will be delivered or sent by facsimile or electronic mail rather than mailed.

9.12	Assignment.

The Purchaser may assign its legal and beneficial interests in this Agreement to any other person (including, but not limited to, a corporation or partnership formed for such purpose), provided that any such legal or beneficial assignment by the Purchaser will not release the Purchaser from any of its obligations under this Agreement. For greater certainty, the Purchaser will also be entitled to direct the Vendor to transfer legal and registered title to the Lands to a corporation acting as nominee and bare trustee on behalf of the Purchaser.

9.13	No Partnership.

Nothing in this Agreement will be construed to create a partnership or joint venture between the parties with respect to the Purchased Property or the transactions contemplated hereunder.

9.14	Confidentiality.

Unless the sale and purchase of the Purchased Property contemplated by this Agreement is completed, the parties will not disclose to any third party the existence, contents or effect of this Agreement or any documents, materials or information (including the results of any due diligence tests, assessments or searches) provided pursuant to or obtained in relation to this Agreement, (collectively, “Confidential Information”) without the prior written consent of the other party, except that each party may disclose the same to its employees, inspectors, lenders, agents, advisors, consultants, potential investors and such other persons as may reasonably be required and except that Confidential Information will not include:
(f)	information which is required by law, or any regulatory disclosure requirements to be disclosed in connection with the proposed sale and purchase of the Purchased Property;
(g)	information which is known to the recipient or is in the recipient’s possession prior to its receipt thereof from the other party hereto;
(h)	information which is obtained by a recipient from a person or entity which is not, to the knowledge of the recipient, prohibited from disclosing such information to the recipient by any contractual, legal, or fiduciary obligation to the other party hereto;
(i)	information which is or becomes publicly available through no fault of the recipient.
Until such time as the transaction contemplated by this Agreement is completed, the Vendor and the Purchaser also agree that neither of them will issue any press or other publicity release or communication to the general public concerning the proposed purchase and sale of the Purchased Property without the prior written approval of the other party, unless any such disclosure is otherwise required by law.

9.15	Counterparts.

This Agreement may be executed in any number of original counterparts, with the same effect as if all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the parties and delivered to each of the other parties. All counterparts will be construed together and evidence only one agreement, which will be deemed to be dated the reference date set out above.

9.16	Binding Effect.

This Agreement will enure to the benefit of and be binding upon the successors and assigns of the parties, as applicable.

9.17	Execution by Electronic Means.

This Agreement may be executed by the parties and transmitted by facsimile or other electronic means and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.
IN WITNESS WHEREOF the Parties have executed this Agreement on the 22nd day of December, 2010.

LULULEMON ATHLETICA CANADA INC.
By:	/s/ John Currie
Authorized Signatory

2725312 CANADA INC.
By:	/s/ Chrystal Burns
Authorized Signatory

By:	/s/ John Purcell
Authorized Signatory

SCHEDULE A
LANDS AND PERMITTED ENCUMBRANCES
Lands
Parcel Identifier 007-095-333
Lot A
Block 197
District Lot 526
Plan 18728
Permitted Encumbrances
The Lands are subject to the following Permitted Encumbrances:
Legal Notations
None.
Charges, Liens and Interests
(a)	Indemnity Agreement 20400M;
(b)	Easement and Indemnity Agreement H43448;
(c)	Easement and Indemnity Agreement J50476;
(d)	Easement and Indemnity Agreement J67896;
(e)	Easement and Indemnity Agreement K44250;
(f)	Lease BF251950;
(g)	Lease BF263707;
(h)	Lease BM231324;
(i)	Lease BT176245; and
(j)	Lease BV389720.

SCHEDULE B
ESTOPPEL CERTIFICATE

TO:	•

AND TO:	•

AND TO:	•

RE:	The lease between _________________________ (the “Landlord”) and the undersigned, as tenant dated _____________________ (the “Lease”) of certain premises (the “Premises”) described in the Lease which Premises are located in the Kvaerner Chemetics Building, Vancouver, British Columbia (the “Property”)

We understand that  •  will be purchasing the Property and that  •  has requested certain information concerning the Lease. In connection with this request and knowing that you and your respective successors and assigns intend to rely on this Certificate, we certify to you and to any other person referred to above that:
1.	The Lease has been validly executed and delivered by the undersigned, the undersigned has unconditionally accepted the possession of the Premises except as set out in item 4 of the Notes herein and the undersigned is in possession of the Premises.
2.	The Lease contains the entire and only agreement between the undersigned and the Landlord pertaining to the undersigned’s occupation of the Premises. The Lease has not been altered, amended or assigned by the undersigned nor has all or any part of the Premises been sublet by the undersigned except as set out in item 1 of the Notes herein.
3.	The rent payable pursuant to the Lease has been paid through the period ending ________________________, 201__. No rent is prepaid to the Landlord except for the current month’s rent nor has the undersigned deposited any security with the Landlord except as set out in item 2 of the Notes herein.
4.	The undersigned is not claiming any deduction, abatement or set-off against the Landlord with respect to the undersigned’s obligations to pay rent and additional rent pursuant to the Lease except as set out in item 4 of the Notes herein.
5.	The term of the Lease will end on _____________________. There is no right to renew or extend the term except as set out in item 3 of the Notes herein. The monthly minimum rental is ___________. The monthly additional rent (being charged for operating costs and realty taxes), exclusive of harmonized sales tax, is presently _______________. The monthly minimum rental and the monthly additional rent are calculated on the basis that the leasable area of the Premises has been accepted as being ______________ square feet.
6.	The Premises conform to the Landlord’s obligations under the Lease.
7.	There is no existing default under the Lease on the part of the undersigned or, so far as the undersigned is aware, on the part of the Landlord.

B-2

8.	The undersigned does not have any right of first refusal or option either to purchase the Property or lease any space in the Property except as set out in item 5 of the Notes herein.
9.	The undersigned has no claims against the Landlord, financial or otherwise, except as set out in item 4 of the Notes herein.
NOTES:
10.	Sublet:
11.	Security Deposit:
12.	Renewals:
13.	Claims:
14.	Other Matters:
DATED the ______ day of _______________________, 201__.
(Tenant)

By:
Authorized Signing Officer

AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS AGREEMENT is dated for reference February 11, 2011.
BETWEEN:
2725312 CANADA INC.
(the “Vendor”)
AND:
LULULEMON ATHLETICA CANADA INC.
(the “Purchaser”)
WHEREAS:
A.	By a purchase and sale agreement dated for reference December 22, 2010 between the Vendor and the Purchaser (the “Purchase Agreement”), the Vendor agreed to sell and the Purchaser agreed to purchase, among other things, the lands and premises located at 1818 Cornwall Avenue, Vancouver, British Columbia and legally described as Parcel Identifier: 007-095-333, Lot A, Block 197, District Lot 526, Plan 18728, on the terms and conditions set out in the Purchase Agreement; and
B.	The parties have agreed to amend the Purchase Agreement in accordance with the terms of this Agreement.
THEREFORE in consideration of $1.00 now paid by each party to the other and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:
1.	Amendments. The Vendor and the Purchaser agree that, effective as of the date of this Agreement, the Purchase Agreement is amended as follows:
(a)	by deleting subsection 1.1(d) and replacing it with the following:
“(d)	“Completion Date” means March 1, 2011;”; and
(b)	by deleting subsection 3.3(a) and replacing it with the following:
“(a)	Adjustment Date. Adjustments for the Purchased Property will be made as of the Completion Date and the payment due pursuant to subsection 2.3(c) will be adjusted accordingly. Except as otherwise provided in this Agreement, the Vendor will be responsible for all expenses and will be entitled to all revenues accrued with respect to the Purchased Property for the period ending at 11:59:59 p.m. on the day before the Completion Date and, for the period from and after 12:00:01 a.m. on the Completion Date, the Purchaser will be responsible for all expenses and will be entitled to all revenues accrued with respect to the Purchased Property.”.

2.	Construction. The parties agree that this Agreement will, from the date hereof, be read and construed together with the Purchase Agreement and be treated as part thereof, and the Purchase Agreement, as amended by this Agreement, will continue in full force and effect in accordance with the terms thereof and hereof.
3.	Conflict. In case of any conflict between the terms and conditions of the Purchase Agreement and the terms or conditions of this Agreement, the terms and conditions of this Agreement will prevail.
4.	Further Assurances. Each of the parties hereto will at all times and from time to time and upon reasonable request do, execute and deliver all further assurances, acts and documents for the purpose of evidencing and giving full force and effect to all the provisions in this Agreement.
5.	Counterparts. This Agreement may be executed in any number of original counterparts, with the same effect as if all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all the parties and delivered to each of the other parties. All counterparts will be construed together and evidence only one agreement which, notwithstanding the dates of execution of any counterparts, will be deemed to be dated the date first above written.
6.	Execution by Electronic Means. This Agreement may be executed by the parties and delivered by fax or other electronic means and if so executed and delivered this Agreement will be for all purposes as effective as if the parties had executed and delivered an executed original of this Agreement.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

2725312 CANADA INC.		LULULEMON ATHLETICA CANADA INC.

By:	/s/ Chrystal Burns	By:	/s/ David Negus

	Authorized Signatory		Authorized Signatory

By:	/s/ John Purcell	By:	/s/ John Currie

	Authorized Signatory		Authorized Signatory

2